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Exhibit 99.2

LAS VEGAS, (July 21) The Board of Directors of Sierra Pacific Resources announced today the resignation of Michael R. Niggli, who is leaving the company to pursue other business opportunities. The Company announced that it will be conducting a search to replace Mr. Niggli.

Niggli was Chairman and Chief Executive Officer of Sierra Pacific Resources. He was named to the post in July 1999 after having served a year as President and CEO of Nevada Power Co., based in Las Vegas, Nev.

To replace Niggli, James R. Donnelley, will assume the position of acting Chairman. He has served on the Sierra Pacific Resources Board since 1987. Donnelley, 65, a board member of R.R. Donnelley & Sons Company is recently retired Vice Chairman of the Board of that company. He has been a director of that company since 1976. Donnelley is also a director of PMP Communications and Chairman of the Board of the National Merit Scholarship Corporation. Mr. Donnelley stated that the company continues to embrace the recently announced global settlement on state utility rate and restructuring matters and the company's plans to acquire Portland General Electric Company.

Fred D. Gibson, Jr. will assume the position of acting Vice Chairman of the Sierra Pacific Resources Board. Gibson, 72, is the retired Chairman, President and CEO of American Pacific Corporation. He also serves as a Director of Cashman Equipment and American Pacific Corporation. He had served as a Director on the Nevada Power Company Board since 1978 and joined the Resources Board when Nevada Power and Sierra Pacific merged in 1999.

Steve Rigazio, 45, President of Nevada Power Company, who will continue in that capacity, was named to the position of acting Chief Operating Officer for Sierra Pacific Resources. A 16-year veteran of Nevada Power, he had previously held positions as Senior Vice President of Energy Delivery, and Vice President of Finance and Planning and Chief Financial Officer. Jeff Ceccarelli will continue as President of Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific Resources.

Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno-Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and Sierra Pacific Communications, a telecommunications company.